Exhibit 99.1

Interval Leisure Group Announces Closing of $350 Million of Senior Notes by Interval Acquisition Corp.

Miami, April 10, 2015 – Interval Leisure Group, Inc. (“ILG”) (NASDAQ:IILG), a leading global provider of non-traditional lodging from vacation exchange and vacation rental to vacation ownership, announced today that its wholly-owned subsidiary Interval Acquisition Corp. (the “Issuer"), completed its previously announced private offering of $350 million in aggregate principal amount of its 5.625% senior notes due 2023 (the "Notes"). The Notes were sold in a private offering to certain qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act.

The net proceeds from the offering, after deducting the initial purchasers’ discount and the estimated offering expenses, were approximately $343 million. The Issuer plans to use the net proceeds from this offering to repay indebtedness outstanding under its senior secured revolving credit facility.

ILG and the Issuer have agreed to file a registration statement with the Securities and Exchange Commission pursuant to which the Issuer will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the Issuer’s intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in ILG's business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in ILG's Securities and Exchange Commission filings, including ILG's report on Form 10-K filed with the Securities and Exchange Commission. ILG wishes to caution readers that certain important factors may have affected and could in the future affect ILG's actual results and could cause ILG's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of ILG. ILG undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302